NSTOR FINANCIAL NEWS RELEASE

                                                                                                             nStor Technologies, Inc.
                                                                                                             6190 Corte del Cedro
                                                                                                             Carlsbad, California 92009
                                                                                                             Phone:  760-683-2500
                                                                                                             Fax:  760-683-2599

Contact:
Veena Raman
nStor Technologies, Inc.
760.683.2500
vraman@nstor.com

nStor Technologies Reports First Quarter 2005 Results

42 Percent Sequential Revenue Growth

Carlsbad, CA – May 10, 2005 -- nStor Technologies, Inc. (AMEX: NSO), an innovative developer of storage networking solutions, today announced operating results for the first quarter ended March 31, 2005.

During the first quarter, the company’s revenues rose by 42 percent or $933,000 as compared to the corresponding quarter of 2004 and $274,000 or 9 percent from the fourth quarter of 2004.  The company’s first quarter net loss available to common stock was $2,311,000 or $.01 per common share on revenues of $3,181,000 compared to a net loss available to common stock of $2,136,000 or $.01 per common share on revenues of $2,248,000 during the corresponding quarter of 2004.  Gross margins improved from 23 percent in the first quarter of 2004 to 29 percent in 2005.  First quarter bookings exceeded $4.2 million and backlog at the beginning of Q2 exceeded $2.2 million. This represents the highest quarterly bookings and quarter end back log recorded in the company’s recent history.  These orders are largely scheduled to ship during the second quarter of 2005.

Todd Gresham, nStor’s president and CEO stated, “nStor’s first quarter revenue growth was primarily attributable to stronger business conditions, initial ramp up of shipments to new OEM and Solution Integrator customers, as well as increased spending by our customers in North America.  OneStorTM, our next generation storage system announced in April, offers unique, breakthrough technology that empowers customers to do more with less and has resulted in attracting new customers.  Our industry leading OneStor SAS/SATA product family shows great promise for the company.” He continued to state, “In the past year, we have worked to stabilize the business and bring new products to market. And as evidenced by our achievements in Q1, we continue to increase our focus on new customer acquisitions and global expansion.”

Mr. Gresham further commented that the company had reduced its debt by $9.1 million in the first quarter of 2005.  This was attributable to the conversion of debt to preferred stock by the company’s chairman, H. Irwin Levy.  This conversion significantly improved nStor’s shareholders’ equity and working capital.  The company’s remaining borrowings consist of $3.65 million, including $3.3 million from a company affiliated with Mr. Levy, maturing in April 2006.  Mr. Gresham also commented on the increased operating expenses during 2005.  “In accordance with our business plan, we have added personnel and increased spending particularly in sales, marketing and product development in anticipation of further revenue growth and new product development during 2005.  This contributed to the higher net loss reported during the first Quarter.  The company is currently exploring alternatives to raise additional capital to fund the further growth for the remainder of the year.

Business Highlights

  Introduction and demonstration of the OneStor family of products, securing several new customer wins and earning industry attention
  Growth in service and software sales, contributing to continued margin improvement
  Ramp up of initial shipments to new OEMs within key vertical and server markets
  Significant traction of the newly introduced NexStor 4900 Fibre Channel storage subsystem, contributing to overall revenue growth
  Penetration of Latin American market with several new customer contracts

About nStor Technologies, Inc.

Headquartered in Carlsbad, Calif., nStor Technologies, Inc. (AMEX: NSO) is a developer of data storage solutions that are ideally suited for both large enterprises as well as small to mid-sized businesses.  The Company's flagship controller technology and StorView software form the foundation forthe OneStor and NexStor family of turnkey solutions that support today’s most popular operating environments. Designed for storage-intensive environments and mission-critical applications, nStor's products are offered in various architectures including Fibre Channel, SAS, SCSI and SATA and are focused on addressing customers' business needs and applications. The Company markets its storage solutions through a global network of OEM partners and solutions integrators. For more information, visit www.nstor.com.

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This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, insufficient funding, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor and StorView are registered trademarks of nStor Technologies, Inc.

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,

	2005	2004

Sales	$3,181	$2,248
Cost of sales	2,262	1,740

Gross margin	919	508

Operating expenses:
Selling, general and administrative	1,992	1,273
Research and development	1,111	1,011
Depreciation	62	53

Total operating expenses	3,165	2,337

Loss from operations	(2,246)	(1,829)

Interest expense	(65)	(179)

Loss from continuing operations	(2,311)	(2,008)

Income (loss) from discontinued operations	97	(128)

Net loss before preferred stock dividends	(2,214)	(2,136)

Preferred stock dividends	(97)	--

Net loss available to common stock	$(2,311)	$(2,136)

Basic and diluted net loss per common share
Loss from continuing operations	$(.01)	$(.01)
Income (loss) from discontinued operations	--	--

	$(.01)	$(.01)

Weighted average number of common shares
outstanding, basic and diluted	165,098	165,070

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$327	$1,272
Accounts receivable, net	1,468	1,805
Note receivable	200	626
Inventories	1,582	1,882
Prepaid expenses and other	324	295

Total current assets	3,901	5,880

Property and equipment, net	462	512
Goodwill, net	1,989	1,989
Note receivable	426	417

	$6,778	$8,798

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings – Affiliate	$--	$9,100
Accounts payable and other	2,834	2,543

Total current liabilities	2,834	11,643

Long-term debt	3,650	3,650

Total liabilities	6,484	15,293

Shareholders’ equity	294	(6,495)

	$6,778	$8,798